Exhibit (a)(1)(P)

 CONTACT  MELISSA ROSENBAUM  770-274-7980  PR@AAHOA.COM  AAHOA Statement on Choice Hotels' Full Slate of Nominees for Wyndham Board  ATLANTA, Ga., Jan. 24 – AAHOA continues to monitor the developments involving the proposed merger by Choice Hotels International (“Choice Hotels”) of Wyndham Hotels & Resorts (“Wyndham”), including a press release issued by Choice Hotels on Monday that proposed a full slate of “independent, highly qualiﬁed individuals for election at the 2024 Annual Meeting of Wyndham Hotels & Resorts.” The Choice Hotels’ statement listed the nomination of eight individuals, including an AAHOA Lifetime Member.  In addition, a piece published by Reuters on January 22, “Choice Hotels nominates board directors in hostile Wyndham bid,” reported statements from several hospitality leaders in support of the deal, along with a quote attributed to an AAHOA co-founder.  "While we respect opinions and viewpoints from every side of the issue, the individuals nominated by Choice Hotels and quoted by Reuters do not speak for AAHOA, and they do not represent AAHOA’s viewpoint,” said AAHOA President & CEO Laura Lee Blake. “AAHOA remains highly concerned about the signiﬁcant impact this proposed merger will have on the industry, and we strive to always represent the best interests of our members.”  “In response to a recent survey, our AAHOA Members have raised the alarms that a hostile takeover by Choice Hotels will limit competitiveness, dilute the merged brands in this segment, and decrease the value offered to guests,” continued Blake. “AAHOA remains resolute in highlighting these grave concerns of its hotelier Franchisee Members, since they are the stakeholders who have the most at stake if a merger were to occur.”  With the news of a potential merger, AAHOA Members responded in record numbers to a survey, and the results speak volumes:  Negative Impact on Their Businesses  Nearly 80% of owner respondents with either a Choice Hotels or Wyndham property stated that a merger will have a negative impact on their businesses.  Likeliness to Continue Being a Licensee  Nearly 70% of owner respondents with either a Choice Hotels or Wyndham property stated that it is unlikely, or very unlikely, they will consider being a licensee if the Choice Hotels takeover occurs.

 AAHOA Member-owners represent roughly two-thirds of all Wyndham and Choice franchise hotels, with brands that are largely in the economy and mid-scale segments of the hotel industry.  ###  About AAHOA  AAHOA is the largest hotel owners association in the world, with Member-owned properties representing a signiﬁcant part of the U.S. economy. AAHOA's 20,000 members own 60% of the hotels in the United States and are responsible for 1.7% of the nation’s GDP. More than one million employees work at AAHOA Member-owned hotels, earning $47 billion annually, and member-owned hotels support 4.2 million U.S. jobs across all sectors of the hospitality industry. AAHOA's mission is to advance and protect the business interests of hotel owners through advocacy, industry leadership, professional development, member beneﬁts, and community engagement.